Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-74567) of Brown-Forman Corporation of our report dated June 24, 2005 relating to the financial statements and supplemental schedule of the Hartmann Employee Savings and Investment Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP
Louisville, Kentucky
June 24, 2005